Exhibit 10.1

SETTLEMENT AND RELEASE

                This Settlement and Release Agreement (the “Agreement”) is entered into as of June 29, 2006 (the “Effective Date”) by and between, DynTek, Inc., a Delaware corporation (“DynTek”), and J. Michael Gullard (“Creditor”).

RECITALS

                A.            As of the Effective Date, DynTek and Creditor acknowledge that Creditor is owed $14,000.00 (the “Payable Amount”).

                B.            Execution of this Agreement will effectuate a settlement on the Payable Amount in exchange for the amount of shares of common stock, par value $0.0001, of DynTek, Inc. (the “Common Stock”) set forth in Section 1 below and provide a release of DynTek from any present or further liability with respect to the Payable Amount.

AGREEMENT

NOW, THEREFORE, in consideration of the obligations set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Creditor agrees to convert the Payable Amount into that number of fully paid and nonassessable shares of common stock, par value $0.0001, of DynTek (the “Common Stock”) equal to the Payable Amount divided by $0.20 per share, which equals 70,000 shares.

Creditor acknowledges and agrees that  Creditor is an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, as indicated by initialing on the line immediately below.

Initial here:

\s\ JMG

Concurrently with the execution of this Agreement, Creditor must sign and deliver to DynTek the Investment Letter attached as Exhibit A.

Creditor acknowledges and agrees that any investment in DynTek’s Common Stock involves a high degree of risk.  Creditor is urged to consider carefully the investment risks described in DynTek’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2005, and all other public filings with the SEC before deciding to make an investment in DynTek Common Stock.  The documents filed by DynTek with the SEC may be obtained free of charge at DynTek’s website at www.dyntek.com or at the SEC’s website at www.sec.gov.

2.             Payable Amount. Creditor hereby represents that the Payable Amount is the entire outstanding obligation of DynTek to Creditor as of the Effective Date and that no other liabilities or obligations have accrued for which DynTek is responsible.

3.             General Release.

3.1           Release.  In exchange for the settlement in Section 1 hereof,  Creditor on behalf of itself and on behalf of its affiliates, as well as its respective directors, officers, equityholders, agents and employees, past and present (collectively, the “Releasing Parties”) hereby agrees to waive and release all claims, known and unknown, which the Releasing Parties have or might have against DynTek and any of DynTek’s respective subsidiaries, affiliated corporations and/or business entities, as well as their respective directors, officers, shareholders, agents and employees, past and present (collectively, the “Released Parties”), arising under or in connection with (a) all claims relating in any way to any agreement evidencing the Payable Amount under any applicable federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the Effective Date and (b) all claims relating in any way to Creditor’s right to collect the Payable Amount (collectively, the claims identified in (a) and (b) shall be referred to herein as the “Released Claims”).

3.2           Unknown Claims.  It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Creditor.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Claims, Creditor, for itself and on behalf of the applicable Releasing Parties, expressly acknowledges that the foregoing release is intended to include, and does include in its effect, without limitation, all Released Claims which the Releasing Parties do not know or suspect to exist in their favor against the Released Parties at the time of execution hereof, and that the foregoing release expressly contemplates the extinguishment of all such claims.

4.             Miscellaneous Provisions.

4.1           Third Party Beneficiaries.  Creditor hereby acknowledges that each of the DynTek’s affiliates are intended to be third party beneficiaries of this Agreement with the right to enforce any of the terms contained herein.

4.2           Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.  Any action or proceeding brought to enforce this Agreement shall be instituted and maintained in Orange County, California and the parties hereto consent to such jurisdiction.

4.3           Assignment.  Neither this Agreement nor any duties or obligations under this Agreement may be assigned by either party without the prior written consent of the other party.

4.4           Attorneys’ Fees.  If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action will be entitled to its reasonable attorneys’ fees and costs incurred, in addition to any other relief to which such party may be entitled.

4.5           Waiver of Breach.  The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

4.6           Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or the geographical extent of or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities which may validly and enforceably be covered under applicable law.

4.7           Authority.  Each individual signing for each of the parties herein warrants and represents that he is an authorized agent of such party, for whose benefit he is executing this Agreement, and is authorized to execute the same.

4.8           Further Assurances.  Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this Agreement.

4.9           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

4.10         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and first set forth above.

DYNTEK, INC.

By:	\s\ Mark E. Ashdown

Name:	Mark E. Ashdown

Its:	Chief Financial Officer

“CREDITOR”

By:	\s\ J. Michael Gullard
J. Michael Gullard